UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2006

Illumina, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego, California		92121-1975
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 202-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2006, Illumina, Inc. (Illumina) and deCODE genetics, ehf. (deCODE) executed a Joint Development and Licensing Agreement (the Development Agreement). Pursuant to the Development Agreement, the parties agreed to collaborate exclusively to develop, validate and commercialize specific diagnostic tests for variants in genes involved in three disease-related pathways: the gene-encoding leukotriene A4 hydrolase, linked to heart attack; the gene-encoding transcription factor 7-like 2 (TCF7L2), linked to type 2 diabetes; and the gene-encoding BARD1, linked to breast cancer. Illumina and deCODE intend to develop these diagnostic tests for use on Illumina’s BeadXpress system, which is expected to be launched later this year.

Under the agreement, Illumina will be responsible for the manufacturing, marketing and selling of the diagnostic products. The companies must share the development costs of these products and split the profits from sales of the diagnostics tests.

The Development Agreement may be terminated as to a particular product under development if one party decides to discontinue funding the development of that product, and may be terminated in whole by either party if the other party commits an uncured material breach, files for bankruptcy or becomes insolvent.

Under a separate supply agreement, Illumina will install instrumentation at deCODE which will enable deCODE to perform whole genome association studies on up to 100,000 samples using Illumina’s HumanHap300 BeadChips and associated reagents.

The above description of the Development Agreement is qualified in its entirety to the terms of the Development Agreement, a copy of which Illumina plans to file with the Securities and Exchange Commission as an exhibit to its next quarterly report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.

May 18, 2006	By:	/s/ Christian O. Henry

Name: Christian O. Henry
Title: Vice President and Chief Financial Officer